UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2022 (February 9, 2022)

MARIZYME, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53223	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Heritage Drive, Suite 205, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

(925) 400-3123

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in a Current Report on Form 8-K filed by Marizyme, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 15, 2021, on October 31, 2021, the Company entered into an executive employment agreement (the “Employment Agreement”) with Mr. Barthel setting forth the terms of the compensation for his services as Chief Executive Officer of the Company. Pursuant to the Employment Agreement, Mr. Barthel is entitled to an annual fixed gross salary of $350,000. Upon execution of the Employment Agreement, Mr. Barthel received incentive stock options (“ISOs”) to purchase 400,000 shares of the Company’s common stock at the agreed upon fair market price of $2.25 per share. In addition, Mr. Barthel will be eligible to receive certain equity in the form of ISOs of the Company based upon the attainment of certain metrics, as follows: Nasdaq Listing – 100,000 ISOs; FDA Approval of DuraGraft – 75,000 ISOs; FDA Approval of MATLOC 1 – 75,000 ISOs; Material 3rd Party Partnerships for DuraGraft – 50,000 ISOs; and Material 3rd Party Partnerships for MATLOC 1 – 50,000 ISOs. All ISOs listed above will have 10% vesting upon grant and the balance will vest quarterly over a three (3) year period in equal installments. Mr. Barthel must be employed with the Company in good standing at the time any such ISOs are awarded according to the milestones set forth above. In the event that Mr. Barthel’s employment is terminated prior to any milestone being achieved, he will forfeit his right to receive such ISOs. Mr. Barthel is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Barthel will receive $3,000 per month to cover healthcare and related expenses. Mr. Barthel’s employment is at-will and may be terminated by him or by the Company at any time. Through October 31, 2022, if the Company terminates Mr. Barthel’s employment with the Company without Cause, as defined in the Employment Agreement, and if Mr. Barthel executes a full release in favor of the Company (in a form acceptable to the Company, which shall include non-competition, non- solicitation, and non-disparagement provisions), the Company will only pay Mr. Barthel the total sum equal to six (6) months of his gross annual salary. Beginning November 1, 2022 and thereafter, if the Company terminates Mr. Barthel’s employment with the Company without Cause, and if Mr. Barthel executes a full release in favor of the Company, the Company will only pay Mr. Barthel the total sum equal to twelve (12) months of his annual gross salary. In the event of a termination with Cause, or in the event of a resignation by Mr. Barthel, Mr. Barthel will not be entitled to any separation payment or any other post-termination severance. The Employment Agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Barthel from (i) owning or operating a business that competes with the Company during the term of his employment and for a period of 18 months following the termination of his employment or (ii) soliciting the Company’s employees for a period of 18 months following the termination of his employment.

On February 8, 2022, the board of directors of the Company determined to approve an amendment to the Employment Agreement to provide that the fair market price of the ISOs to be amended to $1.75 per share of common stock (the “Amendment”). The board of directors made this determination in part based on recent arms’-length transactions with certain private placement investors in which such investors purchased units comprised of (i) a secured Note, convertible into common stock at a price per share of $1.75, subject to adjustment, and (ii) a Class C Common Stock Purchase Warrant to purchase two shares of common stock with an exercise price equal to the lower of (i) $2.25 per share, subject to adjustment, or (ii) 75% of the cash price per share to be paid by the purchasers in a “qualified financing” as defined in the applicable unit purchase agreement, as previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on December 27, 2021. The Amendment was entered into as of the same date.

The foregoing description of the Employment Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement and the Amendment filed as Exhibits 10.1 and 10.2 to this report, which are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1

Executive Employment Agreement, dated as of October 31, 2021, between Marizyme, Inc. and David Barthel (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Marizyme, Inc. on November 15, 2021)

10.2	Amendment to Executive Employment Agreement, dated as of February 8, 2022, between Marizyme, Inc. and David Barthel

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Marizyme, Inc. has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2022	MARIZYME, INC.

	By:	/s/ David Barthel
David Barthel
Chief Executive Officer

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